Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-70662, 33-87448, 333-57463 and 333-121253 on Form S-8 of our report dated June 29, 2006 relating to the consolidated financial statements and financial statement schedule of TRC Companies, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company changing its method of accounting for investments in certain limited liability companies effective July 1, 2004 as a result of adopting EITF 03-16, Investments in Limited Liability Companies, the adoption of FIN 46(R) and the restatement of the Company’s 2004 and 2003 financial statements as described in Note 3), and our report dated June 29, 2006 relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of TRC Companies, Inc. for the year ended June 30, 2005.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

June 29, 2006